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                                                                    EXHIBIT 99.1



For:

TCC Industries, Inc.
816 Congress Avenue, Suite 1250
Austin, Texas 78701

Contact: Walter DeRoeck (512/320/0976)

FOR IMMEDIATE RELEASE

         AUSTIN, Texas, July 7, 1997 -- TCC Industries, Inc. (NYSE: TEL) today announced that Walter A. DeRoeck was elected Chairman and Interim Chief Executive Officer of the Company, replacing Lawrence W. Schumann who resigned those positions. Mr. Schumann will serve as a consultant to the Company during a transition period. Mr. Schumann also agreed to resign as President and director of the Company, as well as positions held by him with the Company's subsidiaries. It is anticipated that these resignations will occur in approximately two weeks. In addition, Robert Thomajan was elected to replace Frank Denius who resigned his position as Secretary of the Company.

         The Board also approved a resolution to expand the size of the Board by two seats and to add an advisory director to the Board. The Board appointed a nominating committee to conduct a search for a permanent Chief Executive Officer and for Directors to fill the vacancies to be created by Mr. Schumann's resignation and the expansion of the Board.

         Mr. DeRoeck said he was hopeful that the search would quickly result in the identification of qualified candidates. He further indicated that he was looking forward to working with the managers of the operating subsidiaries, who, in his assessment are very competent and enthusiastic about the prospects for their businesses.

         Mr. Schumann also agreed to sell the shares of the Company's common stock that he beneficially owns to Mr. DeRoeck and Mr. Thomajan for a price equal to the average closing price for the Company's shares for the past fifteen trading day period. The Board agreed to waive the provisions of the Company's Shareholders' Rights Plan to allow for Mr. DeRoeck and Mr. Thomajan to acquire up to twenty percent of the Company's outstanding shares in view of their agreement to acquire Mr. Schumann's shares.

         The operating companies of TCC Industries, Inc. design, manufacture and sell conveying and processing systems for the food, pharmaceutical and chemical industries (the MEYER Group); and design and distribute an extensive line of souvenir, novelty and gift items for the travel, tourism and entertainment industries (Allen-Lewis Manufacturing Company).